UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-
          1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                         The Pep Boys-Manny, Moe & Jack
                         ------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    713278109
                                    ---------
                                 (CUSIP Number)


                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                November 14, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Equity Partners, L.P.                13-4088890
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     715,802
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        715,802
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    715,802
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.32%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Investors, LLC                        13-4126527
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     715,802
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        715,802
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    715,802
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.32%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Offshore Fund, Ltd. (BVI)
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  British Virgin Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     524,617
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        524,617
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    524,617
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                    |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.97%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Investments, L.P.                              20-2871525
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     524,619
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        524,619
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    524,619
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.97%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Advisors, LLC                         20-0327470
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,049,236
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,049,236
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,049,236
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.94%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Capital Group, L.P.                             13-3635132
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,765,038
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,765,038
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,765,038
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.26%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            LNA Capital Corp.                                        13-3635168
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,765,038
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,765,038
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,765,038
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.26%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            James Mitarotonda
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,765,038
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,765,038
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,765,038
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.26%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Parche, LLC                                              20-0870632
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     147,351
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        147,351
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    147,351
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.27%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Starboard Value and Opportunity Master Fund Ltd.
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     773,588
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        773,588
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    773,588
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.43%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RCG Carpathia Master Fund, Ltd.
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     89,297 (see Item 5)
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        89,297 (see Item 5)
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    89,297 (see Item 5)
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.16%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Admiral Advisors, LLC                                    37-1484525
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     920,939
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        920,939
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    920,939
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.7%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ramius Capital Group, LLC                                13-3937658
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,010,236
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,010,236
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,010,236
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.87%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            C4S & Co., LLC                                           13-3946794
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,010,236
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,010,236
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         1,010,236
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.87%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Peter A. Cohen
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,010,236
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,010,236
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          1,010,236
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.87%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgan B. Stark
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,010,236
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,010,236
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          1,010,236
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.87%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Jeffrey M. Solomon
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,010,236
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,010,236
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                           1,010,236
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.87%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Thomas W. Strauss
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,010,236
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,010,236
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                           1,010,236
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.87%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RJG Capital Partners, L.P.                              20-0133443
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     7,200
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        7,200
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    7,200
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.01%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RJG Capital Management, LLC                               20-0027325
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USEONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     7,200
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        7,200
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    7,200
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.01%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ronald Gross
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     7,200
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        7,200
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    7,200
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.01%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund, L.P.               73-1637217
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     38,375
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        38,375
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    38,375
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.07%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund (TE), L.P.          20-0024165
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)     CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     38,402
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        38,402
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    38,402
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.07%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund, Ltd.
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     230,281
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        230,281
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    230,281
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.43%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            HCM/Z Special Opportunities LLC                           98-0436333
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Cayman Islands
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     76,765
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        76,765
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    76,765
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.14%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn & Co., L.P.                                   02-0597442
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     383,823
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        383,823
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    383,823
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.71%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            DBZ GP, LLC                                              42-1657316
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     383,823
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        383,823
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    383,823
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.71%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Zwirn Holdings, LLC                                      30-0080444
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     383,823
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        383,823
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    383,823
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.71%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 713278109
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Daniel B. Zwirn
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     383,823
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        383,823
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    383,823
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    0.71%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

Item 1.           Security and Issuer.

      This statement on Schedule 13D (the "Statement") relates to the common stock, par value $1.00 per share (the "Common Stock"), of The Pep Boys-Manny, Moe & Jack, a Pennsylvania corporation (the "Company"). The principal executive offices of the Company are located at 3111 West Allegheny Avenue, Philadelphia, Pennsylvania 19132.

Item 2.           Identity and Background.

      (a) - (c) This Statement is being filed by Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value and Opportunity Master Fund Ltd., RCG Carpathia Master Fund, Ltd., Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn (each, a "Reporting Entity" and, collectively, the "Reporting Entities").

      As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 3,166,297 shares of Common Stock, representing approximately 5.85% of the shares of Common Stock presently outstanding.

      Barington Companies Equity Partners, L.P. is a Delaware limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

      Barington Companies Offshore Fund, Ltd. (BVI) is a limited company organized under the laws of the British Virgin Islands formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Offshore Fund, Ltd. (BVI) is c/o Bison Financial Services LTD, Bison Court, Road Town, Tortola, British Virgin Islands. The officers and directors of Barington Companies Offshore Fund, Ltd. (BVI) and their principal occupations and business addresses are set forth on Schedule I and incorporated by reference in this Item 2.

      Barington Investments, L.P. is a Delaware limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Investments, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019. The general partner of Barington Investments, L.P. is Barington Companies Advisors, LLC.

      The general partner of Barington Companies Equity Partners, L.P. is Barington Companies Investors, LLC. Barington Companies Investors, LLC is a Delaware limited liability company formed to be the general partner of Barington Companies Equity Partners, L.P. The address of the principal business and principal office of Barington Companies Investors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the Managing Member of Barington Companies Investors, LLC. The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

      Barington Companies Investors, LLC is a majority-owned subsidiary of Barington Capital Group, L.P. Barington Capital Group, L.P. is a New York limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Capital Group, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

      Barington Capital Group, L.P. is also the Managing Member of Barington Companies Advisors, LLC, the investment advisor of Barington Companies Offshore Fund, Ltd. (BVI), which has voting power with respect to the shares owned by Barington Companies Offshore Fund, Ltd. (BVI). Barington Companies Advisors, LLC is a Delaware limited liability company formed to be the investment advisor of Barington Companies Offshore Fund, Ltd. (BVI). The address of the principal business and principal office of Barington Companies Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

      The general partner of Barington Capital Group, L.P. is LNA Capital Corp. LNA Capital Corp. is a Delaware corporation formed to be the general partner of Barington Capital Group, L.P. The address of the principal business and principal office of LNA Capital Corp. is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019. James Mitarotonda is the sole stockholder and director of LNA Capital Corp. The officers of LNA and their principal occupations and business addresses are set forth on Schedule II and incorporated by reference in this Item 2.

      Starboard Value and Opportunity Master Fund Ltd. is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of Starboard Value and Opportunity Master Fund Ltd. is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The officers and directors of Starboard Value and Opportunity Master Fund Ltd. and their principal occupations and business addresses are set forth on Schedule III and incorporated by reference in this
Item 2. Parche, LLC is a Delaware limited liability company. The address of the principal business and principal office of Parche, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC have been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance shareholder value.

      RCG Carpathia Master Fund, Ltd. is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of RCG Carpathia Master Fund, Ltd. is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The officers and directors of RCG Carpathia Master Fund, Ltd. and their principal occupations and business addresses are set forth on Schedule IV and incorporated by reference in this Item 2.

      The Managing Member of Parche, LLC is Admiral Advisors, LLC, a Delaware limited liability company formed to be the managing member of Parche, LLC. Admiral Advisors, LLC also serves as the investment manager for Starboard Value and Opportunity Master Fund Ltd. The address of the principal business and principal office of Admiral Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

      The sole member of Admiral Advisors, LLC is Ramius Capital Group, LLC. Ramius Capital Group, LLC is also the investment manager for RCG Carpathia Master Fund, Ltd. Ramius Capital Group, LLC is a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal business and principal office of Ramius Capital Group, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. The Managing Member of Ramius Capital Group, LLC is C4S & Co., LLC, a Delaware limited liability company formed to be the managing member of Ramius Capital Group, LLC. The address of the principal business and principal office of C4S & Co., LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss is a Managing Member of C4S & Co., LLC. The business address of each of Messrs. Cohen, Stark, Solomon and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017.

      RJG Capital Partners, L.P. is a Delaware limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of RJG Capital Partners, L.P. is 11517 West Hill Drive, North Bethesda, Maryland 20852.

      The general partner of RJG Capital Partners, L.P. is RJG Capital Management, LLC. RJG Capital Management, LLC is a Delaware limited liability company formed to be the general partner of RJG Capital Partners, L.P. The address of the principal business and principal office of RJG Capital Management, LLC is 11517 West Hill Drive, North Bethesda, Maryland 20852. Ronald Gross is the Managing Member of RJG Capital Management, LLC. The business address of Mr. Gross is c/o RJG Capital Management, LLC, 11517 West Hill Drive, North Bethesda, Maryland 20852.

      Each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. is a Delaware limited partnership formed to be a private investment fund. The address of the principal business and principal office of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. is 745 Fifth Avenue, 18th Floor, New York, New York 10151.

      D.B. Zwirn Special Opportunities Fund, Ltd. is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of D.B. Zwirn Special Opportunities Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT, George Town, Harbour Centre, 2nd Floor, Grand Cayman, Cayman Island, British West Indies. HCM/Z Special Opportunities LLC is an exempted company organized under the laws of the Cayman Islands formed to be used as an investment vehicle. The address of the principal business and principal office of HCM/Z Special Opportunities LLC is c/o Highbridge Capital Corporation, Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies. There are no officers of D.B. Zwirn Special Opportunities Fund, Ltd. or HCM/Z Special Opportunities LLC. The directors of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC and their principal occupations and business addresses are set forth on Schedule V and incorporated by reference in this Item 2.

      The manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC is D.B. Zwirn & Co., L.P. D.B. Zwirn & Co., L.P. is a Delaware limited partnership that acts as the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund
(TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC. The address of the principal business and principal office of D.B. Zwirn & Co., L.P. is 745 Fifth Avenue, 18th Floor, New York, New York 10151. The general partner of D.B. Zwirn & Co., L.P. is DBZ GP, LLC. DBZ GP, LLC is a Delaware limited liability company that acts as the general partner of D.B. Zwirn & Co., L.P. The address of the principal business and principal office of DBZ GP, LLC is 745 Fifth Avenue, 18th Floor, New York, New York 10151.

      The managing member of DBZ GP, LLC is Zwirn Holdings, LLC. Zwirn Holdings, LLC is a Delaware limited liability company that acts as the managing member of DBZ GP, LLC. The address of the principal business and principal office of Zwirn Holdings, LLC is 745 Fifth Avenue, 18th Floor, New York, New York 10151. Daniel
B. Zwirn is the managing member of Zwirn Holdings, LLC. The business address of Mr. Zwirn is c/o D.B. Zwirn & Co., L.P., 745 Fifth Avenue, 18th Floor, New York, New York 10151.

      (d) - (e) During the last five years, none of the Reporting Entities or any other person identified in response to this Item 2 was convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      (f) Each natural person identified in Item 2 is a citizen of the United States, other than Graham Cook, a director of Barington Companies Offshore Fund, Ltd. (BVI), Alun Davies, a director of D.B. Zwirn Special Opportunities Fund, Ltd. and Hugh Thompson, a director of HCM/Z Special Opportunities LLC, each of whom is a citizen of the United Kingdom.

Item 3.           Source and Amount of Funds or Other Consideration.

      All purchases of Common Stock by the Reporting Entities were made in open market transactions except to the extent set forth below. The transactions effected in the past 60 days are described in the attached Schedule VI. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business. The amount of funds expended for such purchases was approximately $9,486,455.15 by Barington Companies Equity Partners, L.P., $6,949,124.49 by Barington Companies Offshore Fund Ltd. (BVI), $6,949,150.18 by Barington Investments, L.P., $1,912,364.61 by Parche, LLC, $10,247,950.06 by Starboard Value and Opportunity Master Fund Ltd., $92,139.00 by RJG Capital Partners, L.P., $508,451.70 by D.B. Zwirn Special Opportunities Fund, L.P., $508,810.37 by D.B. Zwirn Special Opportunities Fund (TE), L.P.,

$3,051,123.25 by D.B. Zwirn Special Opportunities Fund, Ltd. and $1,017,102.90 by HCM/Z Special Opportunities LLC.

      Certain shares reported in the Statement as owned by Parche, LLC were acquired in private transactions with various transferors for which Ramius Capital Group, LLC or an affiliate serves as the investment manager, the managing member or the managing member of the investment manager. Ramius Capital Group, LLC is the sole member of Admiral Advisors, LLC, which is the managing member of Parche, LLC. Parche, LLC acquired from such transferors an aggregate of 121,359 shares of Common Stock on November 14, 2005 at a per share price of $12.99, equal to the last reported sales price on The New York Stock Exchange on the date the transaction was completed, or an aggregate of $1,576,453. The total of 121,359 shares transferred to Parche, LLC were initially acquired by the transferors for an aggregate of $1,616,293.41 (excluding commissions and other execution related costs). Such transferors had, within the 60 days prior to the filing of the Statement, effected the following transactions in the Common
Stock: 9/27/05 purchased 2,400 shares at a price per share of $13.81; 9/28/05 purchased 1,200 shares at a price per share of $13.83; 9/29/05 purchased 1,200 shares at a price per share of $14.07; 10/4/05 purchased 2,160 shares at a price per share of $13.79; 10/5/05 purchased 7,944 shares at a price per share of $13.31; 10/6/05 purchased 696 shares at a price per share of $13.15; 10/12/05 purchased 1,310 shares at a price per share of $13.14; 10/13/05 purchased 1,200 shares at a price per share of $13.11; 10/17/05 purchased 1,354 shares at a price per share of $13.04; 10/18/05 purchased 3,586 shares at a price per share of $13.20; 10/18/05 purchased 62 shares at a price per share of $13.08;
10/19/05 purchased 1,248 shares at a price per share of $12.91; 10/20/05 purchased 11,030 shares at a price per share of $13.13; 10/21/05 purchased 9,600 shares at a price per share of $13.14; 10/21/05 purchased 4,560 shares at a price per share of $13.37; 10/24/05 purchased 14,880 shares at a price per share of $13.50; 10/26/05 purchased 2,122 shares at a price per share of $13.76; 10/27/05 purchased 4,800 shares at a price per share of $13.55; 10/28/05 purchased 1,445 shares at a price per share of $13.19; 11/4/05 purchased 1,954 shares at a price per share of $13.31; 11/7/05 purchased 480 shares at a price per share of $13.13; 11/8/05 purchased 5,371 shares at a price per share of $12.98; 11/10/05 purchased 1,253 shares at a price per share of $12.86; 11/10/05 purchased 2,400 shares at a price per share of $12.85; 11/11/05 purchased 4,800 shares at a price per share of $13.35; 11/11/05 purchased 32,304 shares at a price per share of $13.34; 11/14/05 sold an aggregate of 121,359 shares at a price per share of $12.99. Certain shares reported in the Statement as owned by Starboard Value and Opportunity Master Fund Ltd. were acquired in private transactions with various transferors for which Ramius Capital Group, LLC or an affiliate serves as the investment manager, the managing member or the managing member of the investment manager. Ramius Capital Group, LLC is the sole member of Admiral Advisors, LLC, which is the investment manager for Starboard Value and Opportunity Master Fund Ltd. Starboard Value and Opportunity Master Fund Ltd. acquired from such transferors an aggregate of 25,200 shares of Common Stock on October 1, 2005 at a per share price of $13.84, equal to the last reported sales price on The New York Stock Exchange on the date the transaction was completed, or an aggregate of $348,768. The total of 25,200 shares transferred to Starboard Value and Opportunity Master Fund Ltd. were initially acquired by the transferors for an aggregate of $349,806.87 (excluding commissions and other execution related costs). Such transferors had, within the 60 days prior to the filing of the Statement, effected the following transactions in the Common Stock: 9/27/05 purchased 12,600 shares at a price per share of $13.81; 9/28/05 purchased 6,300 shares at a price per share of $13.83; 9/29/05 purchased 6,300 shares at a price per share of $14.07; 10/1/05 sold 25,200 shares at a price per share of $13.84. All purchases of Common Stock referenced above were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business. The Reporting Entities do not believe that the information contained in this paragraph is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only.

Item 4.           Purpose of Transaction.

      Each of the Reporting Entities acquired beneficial ownership of the shares of Common Stock to which this Statement relates in order to obtain a significant equity position in the Company, the Common Stock of which, in the opinion of the Reporting Entities, has been undervalued.

      The Reporting Entities consider their equity position to be for investment purposes only. Each of the Reporting Entities may acquire additional shares of Common Stock or sell or otherwise dispose of any or all of the shares of Common Stock beneficially owned by it, in the open market, in privately negotiated transactions or otherwise. The Reporting Entities may also take any other action with respect to the Company or any of its debt or equity securities in any manner permitted by law.

      Except as set forth in this Item 4, none of the Reporting Entities have any present plans or proposals that relate to or would result in any of the actions specified in clauses (a) through (j) of the instructions to Item 4 of
Schedule 13D. The Reporting Entities intend to review their investment in the Company on a continuing basis. The Reporting Entities desire to engage in discussions with the independent members of the Board of Directors of the Company concerning measures the Reporting Entities believe will improve shareholder value for the benefit of the Company's stockholders, including, without limitation,

            (i) the employment of a new Chief Executive Officer and the appointment of an independent Chairman of the Board of Directors; and

            (ii) strategic alternatives to maximize the value of the Company's automotive service center business and reduce the indebtedness of the Company.

      Depending on various factors including, without limitation, the willingness of the Board of Directors of the Company to meet with and consider the suggestions of the Reporting Entities, the Company's financial position and business strategy, the price levels of the shares of Common Stock, conditions in the securities markets and general economic and industry conditions, the Reporting Entities may in the future take such actions with respect to their investment in the Company as they deem appropriate including, without limitation, seeking Board representation, making proposals to the Company concerning changes to the capitalization, ownership structure or operations of the Company, purchasing additional shares of Common Stock, selling some or all of their shares of Common Stock or changing their intention with respect to any and all matters referred to in this Item 4.

Item 5.           Interest in Securities of the Issuer.

      (a) As of the date hereof, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 715,802 shares of Common Stock, representing approximately 1.32% of the shares of Common Stock presently outstanding based upon the 54,103,567 shares of Common Stock reported by the Company to be issued and outstanding as of August 26, 2005 in its Form 10-Q filed with the Securities and Exchange Commission on September 7, 2005 (the "Issued and Outstanding Shares"). As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 715,802 shares of Common Stock owned by Barington Companies Equity Partners, L.P.

      As of the date hereof, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns 524,617 shares of Common Stock, constituting approximately 0.97% of the Issued and Outstanding Shares. As of the date hereof, Barington Investments, L.P. beneficially owns 524,619 shares of Common Stock. As the investment advisor to Barington Companies Offshore Fund, Ltd. (BVI) and the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 524,617 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI) and the 524,619 shares of Common Stock owned by Barington Investments, L.P., representing an aggregate of 1,049,236 shares, constituting approximately 1.94% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 524,619 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 524,617 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 715,802 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 1,765,038 shares, constituting approximately 3.26% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 715,802 shares owned by Barington Companies Equity Partners, L.P., the 524,619 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 524,617 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,765,038 shares, constituting approximately 3.26% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 715,802 shares owned by Barington Companies Equity Partners, L.P., the 524,619 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 524,617 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,765,038 shares, constituting approximately 3.26% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 715,802 shares owned by Barington Companies Equity Partners, L.P., the 524,619 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 524,617 shares owned by Barington Companies Offshore Fund, Ltd. (BVI). Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, RCG Carpathia Master Fund, Ltd. beneficially owns 89,297 shares of Common Stock which may be acquired upon conversion of $2,000,000 aggregate principal amount of the Company's outstanding 4.25% convertible debentures owned by RCG Carpathia Master Fund, Ltd.

      As of the date hereof, each of Parche, LLC and Starboard Value and Opportunity Master Fund Ltd. beneficially own 147,351 and 773,588 shares of Common Stock, respectively, constituting approximately 0.27% and 1.43%, respectively, of the Issued and Outstanding Shares. As the Managing Member of Parche, LLC and the investment manager of Starboard Value and Opportunity Master Fund Ltd., Admiral Advisors, LLC may be deemed to beneficially own the 147,351 shares and the 773,588 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, representing an aggregate of 920,939 shares, constituting approximately 1.7% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC and the investment manager of RCG Carpathia Master Fund, Ltd., Ramius Capital Group, LLC may be deemed to beneficially own the 147,351 shares and the 773,588 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, and the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., representing an aggregate of 1,010,236 shares, constituting approximately 1.87% of the Issued and Outstanding Shares. As the Managing Member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 147,351 shares and the 773,588 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, and the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., representing an aggregate of 1,010,236 shares, constituting approximately 1.87% of the Issued and Outstanding Shares. As the Managing Members of C4S & Co., LLC, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 147,351 shares and the 773,588 shares of Common Stock owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, and the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., representing an aggregate of 1,010,236 shares, constituting approximately 1.87% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 147,351 shares and the 773,588 shares owned by Parche, LLC and Starboard Value and Opportunity Master Fund Ltd., respectively, and the 89,297 shares of Common Stock that may be acquired upon conversion of the convertible debentures owned by RCG Carpathia Master Fund, Ltd., by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

      As of the date hereof, RJG Capital Partners, L.P. beneficially owns 7,200 shares of Common Stock, constituting approximately 0.01% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 7,200 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 7,200 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 7,200 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 38,375 shares and 38,402 shares of Common Stock, respectively, constituting approximately 0.07% and 0.07%, respectively, of the Issued and Outstanding Shares. As of the date hereof, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 230,281 shares and 76,765 shares of Common Stock, respectively, constituting approximately 0.43% and 0.14%, respectively, of the Issued and Outstanding Shares.

      As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 38,375 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 38,402 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 230,281 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 76,765 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 383,823 shares, constituting approximately 0.71% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 38,375 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 38,402 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 230,281 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 76,765 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 383,823 shares, constituting approximately 0.71% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 38,375 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 38,402 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 230,281 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 76,765 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 383,823 shares, constituting approximately 0.71% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 38,375 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 38,402 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 230,281 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 76,765 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 383,823 shares, constituting approximately 0.71% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

      (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a), except that Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

      Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

      (c) No person identified in Item 2 hereof has effected any transaction in shares of such Common Stock during the 60 days preceding the date hereof, except to the extent disclosed herein.

      (d) Not applicable.

      (e) Not applicable.

Item 6. Contracts, Arrangements, Understanding or Relationships With Respect to Securities of the Issuer.

      Barington Capital Group, L.P. or one or more of its affiliates expect to receive from Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC a fee with respect to certain profits those entities may derive from their investment in the Common Stock of the Company. An agreement between the parties with respect to the foregoing has not yet been formalized.

      Barington Companies Investors, LLC pays a monthly consulting fee to RJG Capital Management, LLC for certain consulting services it provides to Barington Companies Equity Partners, L.P. The arrangement with respect to the foregoing is pursuant to a verbal agreement between the parties.

      Barington Companies Advisors, LLC is compensated for its services as the general partner of Barington Investments, L.P. by an affiliate of Millennium Partners, L.P., the limited partner, pursuant to a separate agreement.

      Barington Capital Advisors, LLC or one or more of its affiliates expect to receive from D.B. Zwirn Special Opportunities Fund, L.P. and/or its affiliates a fee with respect to certain profits D.B. Zwirn Special Opportunities Fund, L.P. and/or its affiliates may derive from their investment in the Common Stock of the Company. An agreement between the parties with respect to the foregoing has not yet been formalized.

Item 7.     Material to be Filed as Exhibits.

Exhibit No. 1        Exhibit Description
-------------        -------------------

99.1             Agreement of Joint Filing among Barington Companies Equity
                 Partners,

                 L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value and Opportunity Master Fund Ltd., RCG Carpathia Master Fund, Ltd., Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey
                 M. Solomon, Thomas W. Strauss, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund
                 (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn dated November 21, 2005.

99.2             Power of attorney for Peter A. Cohen, Morgan B. Stark, Thomas
                 W. Strauss and Jeffrey M. Solomon dated March 11, 2005.

                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  November 21, 2005

                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors, LLC,
                                           its general partner


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member

                                       BARINGTON COMPANIES INVESTORS, LLC


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       /s/ James A. Mitarotonda
                                       ----------------------------------------
                                       James A. Mitarotonda


                                       BARINGTON COMPANIES OFFSHORE FUND, LTD.
                                       (BVI)


                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President

                                       BARINGTON INVESTMENTS, L.P.
                                       By: Barington Companies Advisors, LLC,
                                           its general partner

                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory

                                       BARINGTON COMPANIES ADVISORS, LLC


                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory


                                       BARINGTON CAPITAL GROUP, L.P.
                                       By:  LNA Capital Corp., its general
                                            partner

                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       LNA CAPITAL CORP.


                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member

                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       STARBOARD VALUE AND OPPORTUNITY MASTER
                                       FUND LTD.


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       RCG CARPATHIA MASTER FUND, LTD.

                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory

                                       ADMIRAL ADVISORS, LLC
                                       By:  Ramius Capital Group, LLC, its
                                            sole member


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       RAMIUS CAPITAL GROUP, LLC
                                       By:  C4S & Co., LLC, its Managing Member


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member


                                       C4S & CO., LLC


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member


                                       /s/ Jeffrey M. Solomon
                                       -----------------------------------------
                                       Jeffrey M. Solomon, individually and as
                                       attorney-in-fact for Peter A. Cohen,
                                       Morgan B. Stark, and Thomas W. Strauss


                                       RJG CAPITAL PARTNERS, L.P.

                                       By: RJG Capital Management, LLC, its
                                           general partner

                                       By: /s/ Ronald J. Gross
                                          --------------------------------------
                                       Name:  Ronald J. Gross
                                       Title: Managing Member

                                       RJG CAPITAL MANAGEMENT, LLC


                                       By: /s/ Ronald J. Gross
                                          --------------------------------------
                                       Name:  Ronald J. Gross
                                       Title: Managing Member

                                       /s/ Ronald J. Gross
                                       ----------------------------------------
                                       Ronald J. Gross

                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                       L.P.
                                       By: D.B. ZWIRN PARTNERS, LLC,
                                           its general partner
                                       By: ZWIRN HOLDINGS, LLC, its managing
                                           member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND
                                       (TE), L.P.
                                       By: D.B. ZWIRN PARTNERS, LLC, its general
                                           partner
                                       By: ZWIRN HOLDINGS, LLC, its managing
                                           member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                       LTD.
                                       By:  D.B. Zwirn & Co., L.P., its manager
                                       By:  DBZ GP, LLC, its general partner
                                       By:  Zwirn Holdings, LLC, its managing
                                            member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       HCM/Z SPECIAL OPPORTUNITIES LLC
                                       By:  D.B. Zwirn & Co., L.P., its manager
                                       By:  DBZ GP, LLC, its general partner
                                       By:  Zwirn Holdings, LLC, its managing
                                            member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       D.B. ZWIRN & CO., L.P.
                                       By:  DBZ GP, LLC, its general partner
                                       By:  Zwirn Holdings, LLC, its managing
                                             member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       DBZ GP, LLC
                                       By:  Zwirn Holdings, LLC, its managing
                                            member


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       ZWIRN HOLDINGS, LLC


                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       /s/ Daniel B. Zwirn
                                       -----------------------------------------
                                           Daniel B. Zwirn


                                   SCHEDULE I

     Directors and Officers of Barington Companies Offshore Fund, Ltd. (BVI)


Name and Position                 Principal Occupation                    Principal Business Address
-----------------                 --------------------                    --------------------------

James A. Mitarotonda              Chairman of Barington                   888 Seventh Avenue
Director and President            Capital Group, L.P.                     17th Floor
                                                                          New York, NY 10019

Sebastian E. Cassetta             Executive Vice President and            888 Seventh Avenue
Director                          Chief Operating Officer of              17th Floor
                                  Barington Capital Group, L.P.           New York, NY 10019

Edith Conyers                     General Manager of Forum                Washington Mall 1, 3rd Flr.
Director                          Fund Services, Ltd.                     22 Church Street
                                                                          Hamilton HM11, Bermuda

Graham Cook                       Director/Manager, Corporate             Bison Court
Director                          Services of Byson Financial             P.O. Box 3460
                                  Services, Ltd.                          Road Town, Tortola
                                                                          British Virgin Islands

Forum Fund Services, Ltd.         Fund Administration                     Washington Mall 1, 3rd Flr.
Secretary                                                                 22 Church Street
                                                                          Hamilton HM11, Bermuda

Melvyn Brunt                      Chief Financial Officer of              888 Seventh Avenue
Treasurer                         Barington Capital Group, L.P.           17th Floor
                                                                          New York, NY 10019



                                   SCHEDULE II

                          Officers of LNA Capital Corp.


Name and Position                 Principal Occupation                    Principal Business Address
-----------------                 --------------------                    --------------------------

James A. Mitarotonda              Chairman of Barington                   888 Seventh Avenue
President and CEO                 Capital Group, L.P.                     17th Floor
                                                                          New York, NY 10019

Sebastian E. Cassetta             Executive Vice President and            888 Seventh Avenue
Secretary                         Chief Operating Officer of              17th Floor
                                  Barington Capital Group, L.P.           New York, NY 10019

Melvyn Brunt                      Chief Financial Officer of              888 Seventh Avenue
Treasurer                         Barington Capital Group, L.P.           17th Floor
                                                                          New York, NY 10019



                                  SCHEDULE III

   Directors and Officers of Starboard Value and Opportunity Master Fund Ltd.


Name and Position                 Principal Occupation                      Principal Business Address
-----------------                 --------------------                      --------------------------

Mark Mitchell                     Managing Director of Ramius Capital       666 Third Avenue
Director                          Group, LLC                                26th Floor
                                                                            New York, New York 10017

Jeffrey M. Solomon                Managing Member of C4S & Co., LLC,        666 Third Avenue
Director                          which is the Managing Member of Ramius    26th Floor
                                  Capital Group, LLC                        New York, New York 10017

CFS Company Ltd.                  Nominee Company registered with Cayman    c/o Citco Fund Services (Cayman
Director                          Islands Monetary Authority and is         Islands) Limited
                                  affiliated with Administrator of the      Corporate Center
                                  Fund                                      West Bay Road
                                                                            Grand Cayman, Cayman Islands
                                                                            British West Indies

CSS Corporation Ltd.              Affiliate of the Administrator of the     c/o Citco Fund Services (Cayman
Secretary                         Fund                                      Islands) Limited
                                                                            Corporate Center
                                                                            West Bay Road
                                                                            Grand Cayman, Cayman Islands
                                                                            British West Indies



                                   SCHEDULE IV

            Directors and Officers of RCG Carpathia Master Fund, Ltd.


Name and Position                 Principal Occupation                      Principal Business Address
-----------------                 --------------------                      --------------------------

Morgan B. Stark                   Managing Member of C4S & Co., LLC,        666 Third Avenue
Director                          which is the Managing Member of Ramius    26th Floor
                                  Capital Group, LLC                        New York, New York 10017

Jeffrey M. Solomon                Managing Member of C4S & Co., LLC,        666 Third Avenue
Director                          which is the Managing Member of Ramius    26th Floor
                                  Capital Group, LLC                        New York, New York 10017

CFS Company Ltd.                  Nominee Company registered with Cayman    c/o Citco Fund Services (Cayman
Director                          Islands Monetary Authority and is         Islands) Limited
                                  affiliated with Administrator of the      Corporate Center
                                  Fund                                      West Bay Road
                                                                            Grand Cayman, Cayman Islands
                                                                            British West Indies

CSS Corporation Ltd.              Affiliate of the Administrator of the     c/o Citco Fund Services (Cayman
Secretary                         Fund                                      Islands) Limited
                                                                            Corporate Center
                                                                            West Bay Road
                                                                            Grand Cayman, Cayman Islands
                                                                            British West Indies



                                   SCHEDULE V

            Directors of D.B. Zwirn Special Opportunities Fund, Ltd.


Name and Position                 Principal Occupation                      Principal Business Address
-----------------                 --------------------                      --------------------------

Daniel B. Zwirn                   Managing Partner of D.B. Zwirn & Co.,     745 Fifth Avenue
Director                          L.P.                                      18th Floor
                                                                            New York, NY 10151

Alun J. Davies                    Financial Consultant                      PO Box 10034 APO
Director                                                                    Grand Cayman, Cayman Islands



                  Directors of HCM/Z Special Opportunities LLC

Name and Position                 Principal Occupation                      Principal Business Address
-----------------                 --------------------                      --------------------------

Glenn R. Dubin                    Managing Member/Co-Founder of             9 West 57th Street
Director                          Highbridge Capital Management and         27th Floor
                                  Co-Chairman of Dubin & Swieca Capital     New York, NY 10019
                                  Management

Hugh G. Thompson                  Senior Vice President of Maples Finance   PO Box 1093GT
Director                          Limited                                   Queensgate House
                                                                            South Church Street, George Town
                                                                            Grand Cayman, Cayman Islands

                                   SCHEDULE VI

      This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity during the past 60 days. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

             Number of
Date           Shares       Price Per Share            Cost(*)
----         ---------      ---------------         -------------
9/27/2005     13,000           $13.815                $179,595.00
9/28/2005     6,500            $13.828                $89,882.00
9/29/2005     6,500            $14.067                $91,435.50
10/4/2005     11,700           $13.794                $161,389.80
10/5/2005     43,030           $13.310                $572,729.30
10/6/2005     3,770            $13.153                $49,586.81
10/12/2005    6,279            $13.141                $82,512.34
10/13/2005    5,750            $13.113                $75,399.75
10/17/2005    6,486            $13.041                $84,583.93
10/18/2005    299              $13.079                $3,910.62
10/18/2005    17,181           $13.200                $226,789.20
10/19/2005    5,980            $12.905                $77,171.90
10/20/2005    52,853           $13.129                $693,907.04
10/21/2005    46,000           $13.142                $604,532.00
10/24/2005    21,850           $13.366                $292,047.10
10/25/2005    71,300           $13.500                $962,550.00
10/26/2005    10,165           $13.755                $139,819.58
10/27/2005    23,000           $13.549                $311,627.00
10/28/2005    6,923            $13.191                $91,321.29
11/4/2005     9,361            $13.311                $124,604.27
11/7/2005     2,300            $13.127                $30,192.10
11/8/2005     25,737           $12.975                $333,937.58
11/10/2005    6,003            $12.855                $77,168.57
11/10/2005    11,500           $12.850                $147,775.00
11/11/2005    154,790          $13.343                $2,065,362.97
11/11/2005    23,000           $13.350                $307,050.00
11/14/2005    46,000           $13.054                $600,484.00
11/15/2005    20,700           $12.710                $263,097.00
11/16/2005    34,500           $12.862                $443,739.00
11/17/2005    345              $12.900                $4,450.50
11/17/2005    23,000           $12.948                $297,804.00

----------

Shares purchased by Barington Companies Offshore Fund, Ltd.

             Number of
Date           Shares       Price Per Share            Cost(*)
----         ---------      ---------------         -------------
9/27/2005       7,875          $13.815                $108,793.13
9/28/2005       3,938          $13.828                $54,454.66
9/29/2005       3,938          $14.067                $55,395.85
10/4/2005       7,087          $13.794                $97,758.08
10/5/2005       26,066         $13.310                $346,938.46
10/6/2005       2,284          $13.153                $30,041.45

10/12/2005      4,709          $13.141                $61,880.97
10/13/2005      4,312          $13.113                $56,543.26
10/17/2005      4,865          $13.041                $63,444.47
10/18/2005      224            $13.079                $2,929.70
10/18/2005      12,886         $13.200                $170,095.20
10/19/2005      4,485          $12.905                $57,878.93
10/20/2005      39,641         $13.129                $520,446.69
10/21/2005      34,500         $13.142                $453,399.00
10/24/2005      16,337         $13.366                $218,360.34
10/25/2005      53,475         $13.500                $721,912.50
10/26/2005      7,625          $13.755                $104,881.88
10/27/2005      17,250         $13.549                $233,720.25
10/28/2005      5,192          $13.191                $68,487.67
11/4/2005       7,021          $13.311                $93,456.53
11/7/2005       1,725          $13.127                $22,644.08
11/8/2005       19,303         $12.975                $250,456.43
11/10/2005      4,502          $12.855                $57,873.21
11/10/2005      8,625          $12.850                $110,831.25
11/11/2005      116,093        $13.343                $1,549,028.90
11/11/2005      17,250         $13.350                $230,287.50
11/14/2005      34,500         $13.054                $450,363.00
11/15/2005      15,525         $12.710                $197,322.75
11/16/2005      25,875         $12.862                $332,804.25
11/17/2005      259            $12.900                $3,341.10
11/17/2005      17,250         $12.948                $223,353.00

----------

Shares purchased by Barington Investments, L.P.

             Number of
Date           Shares       Price Per Share            Cost(*)
----         ---------      ---------------         -------------
9/27/2005       7,875          $13.815                $108,793.13
9/28/2005       3,937          $13.828                $54,440.84
9/29/2005       3,937          $14.067                $55,381.78
10/4/2005       7,088          $13.794                $97,771.87
10/5/2005       26,067         $13.310                $346,951.77
10/6/2005       2,284          $13.153                $30,041.45
10/12/2005      4,709          $13.141                $61,880.97
10/13/2005      4,313          $13.113                $56,556.37
10/17/2005      4,865          $13.041                $63,444.47
10/18/2005      224            $13.079                $2,929.70
10/18/2005      12,886         $13.200                $170,095.20
10/19/2005      4,485          $12.905                $57,878.93
10/20/2005      39,641         $13.129                $520,446.69
10/21/2005      34,500         $13.142                $453,399.00
10/24/2005      16,338         $13.366                $218,373.71
10/25/2005      53,475         $13.500                $721,912.50
10/26/2005      7,625          $13.755                $104,881.88
10/27/2005      17,250         $13.549                $233,720.25
10/28/2005      5,192          $13.191                $68,487.67
11/4/2005       7,021          $13.311                $93,456.53
11/7/2005       1,725          $13.127                $22,644.08
11/8/2005       19,303         $12.975                $250,456.43
11/10/2005      4,502          $12.855                $57,873.21
11/10/2005      8,625          $12.850                $110,831.25

11/11/2005      116,093        $13.343                $1,549,028.90
11/11/2005      17,250         $13.350                $230,287.50
11/14/2005      34,500         $13.054                $450,363.00
11/15/2005      15,525         $12.710                $197,322.75
11/16/2005      25,875         $12.862                $332,804.25
11/17/2005      259            $12.900                $3,341.10
11/17/2005      17,250         $12.948                $223,353.00

----------

Shares purchased by Parche, LLC

               Number of
Date            Shares             Price Per Share              Cost(*)
----           ---------           ---------------           -------------
11/14/2005      9,600                  $13.054                 $125,318.40
11/14/2005      121,359                $12.990                 $1,576,453.41
11/15/2005      4,320                  $12.710                 $54,907.20
11/16/2005      7,200                  $12.862                 $92,606.40
11/17/2005      72                     $12.900                 $928.80
11/17/2005      4,800                  $12.948                 $62,150.40
----------

Shares purchased by Starboard Value and Opportunity Master Fund Ltd.

             Number of
Date           Shares              Price Per Share             Cost(*)
----         ---------             ---------------          --------------
10/1/2005       25,200                 $13.840                 $348,768.00
10/4/2005       11,340                 $13.794                 $156,423.96
10/5/2005       41,706                 $13.310                 $555,106.86
10/6/2005       3,654                  $13.153                 $48,061.06
10/12/2005      6,880                  $13.141                 $90,410.08
10/13/2005      6,300                  $13.113                 $82,611.90
10/17/2005      7,105                  $13.041                 $92,656.31
10/18/2005      18,824                 $13.200                 $248,476.80
10/18/2005      328                    $13.079                 $4,289.91
10/19/2005      6,552                  $12.905                 $84,553.56
10/20/2005      57,910                 $13.129                 $760,300.39
10/21/2005      50,400                 $13.142                 $662,356.80
10/24/2005      23,940                 $13.366                 $319,982.04
10/25/2005      78,120                 $13.500                 $1,054,620.00
10/26/2005      11,138                 $13.755                 $153,203.19
10/27/2005      25,200                 $13.549                 $341,434.80
10/28/2005      7,585                  $13.191                 $100,053.74
11/4/2005       10,256                 $13.311                 $136,517.62
11/7/2005       2,520                  $13.127                 $33,080.04
11/8/2005       28,199                 $12.975                 $365,882.03
11/10/2005      6,577                  $12.855                 $84,547.34
11/10/2005      12,600                 $12.850                 $161,910.00
11/11/2005      25,200                 $13.350                 $336,420.00
11/11/2005      169,596                $13.342                 $2,262,749.83
11/14/2005      50,400                 $13.054                 $657,921.60
11/15/2005      22,680                 $12.710                 $288,262.80

11/16/2005      37,800                 $12.862                 $486,183.60
11/17/2005      378                    $12.900                 $4,876.20
11/17/2005      25,200                 $12.948                 $326,289.60
----------

Shares purchased by RJG Capital Partners, L.P.

                Number of
Date               Shares             Price Per Share           Cost(*)
----             ---------            ---------------         -----------
11/14/2005        3,000                   $12.933              $38,799.00
11/15/2005        4,200                   $12.700              $53,340.00

----------

Shares purchased by HCM/Z Special Opportunities LLC

               Number of
Date            Shares              Price Per Share           Cost(*)
----           ---------            ---------------         -----------
9/27/2005         1,250                   $13.815           $17,268.75
9/28/2005         625                     $13.828           $8,642.50
9/29/2005         625                     $14.067           $8,791.88
10/4/2005         1,125                   $13.794           $15,518.25
10/5/2005         4,137                   $13.310           $55,063.47
10/6/2005         363                     $13.153           $4,774.54
10/12/2005        684                     $13.141           $8,988.44
10/13/2005        625                     $13.113           $8,195.63
10/17/2005        705                     $13.041           $9,193.91
10/18/2005        32                      $13.079           $418.53
10/18/2005        1,867                   $13.200           $24,644.40
10/19/2005        650                     $12.905           $8,388.25
10/20/2005        5,745                   $13.129           $75,426.11
10/21/2005        5,000                   $13.142           $65,710.00
10/24/2005        2,395                   $13.366           $32,011.57
10/25/2005        7,750                   $13.500           $104,625.00
10/26/2005        1,105                   $13.755           $15,199.28
10/27/2005        2,500                   $13.549           $33,872.50
10/28/2005        753                     $13.191           $9,932.82
11/4/2005         1,017                   $13.311           $13,537.29
11/7/2005         250                     $13.127           $3,281.75
11/8/2005         2,797                   $12.975           $36,291.08
11/10/2005        653                     $12.855           $8,394.32
11/10/2005        1,250                   $12.850           $16,062.50
11/11/2005        16,825                  $13.343           $224,495.98
11/11/2005        2,500                   $13.350           $33,375.00
11/14/2005        5,000                   $13.054           $65,270.00
11/15/2005        2,250                   $12.710           $28,597.50
11/16/2005        3,750                   $12.862           $48,232.50
11/17/2005        2,500                   $12.968           $32,420.00
11/17/2005        37                      $12.950           $479.15

----------

Shares purchased by D.B. Zwirn Special Opportunities Fund, L.P.

               Number of
Date            Shares           Price Per Share        Cost(*)
----           ---------         ---------------     ------------
9/27/2005         625               $13.815           $8,634.38
9/28/2005         313               $13.828           $4,328.16
9/29/2005         312               $14.067           $4,388.90
10/4/2005         562               $13.794           $7,752.23
10/5/2005         2,069             $13.310           $27,538.39
10/6/2005         181               $13.153           $2,380.69
10/12/2005        340               $13.141           $4,467.94
10/13/2005        313               $13.113           $4,104.37
10/17/2005        353               $13.041           $4,603.47
10/18/2005        933               $13.200           $12,315.60
10/18/2005        16                $13.079           $209.26
10/19/2005        324               $12.905           $4,181.22
10/20/2005        2,870             $13.129           $37,680.23
10/21/2005        2,500             $13.142           $32,855.00
10/24/2005        1,198             $13.366           $16,012.47
10/25/2005        3,873             $13.500           $52,285.50
10/26/2005        552               $13.755           $7,592.76
10/27/2005        1,250             $13.549           $16,936.25
10/28/2005        376               $13.191           $4,959.82
11/4/2005         509               $13.311           $6,775.30
11/7/2005         125               $13.127           $1,640.88
11/8/2005         1,399             $12.975           $18,152.03
11/10/2005        326               $12.855           $4,190.73
11/10/2005        625               $12.850           $8,031.25
11/11/2005        8,412             $13.343           $112,241.32
11/11/2005        1,250             $13.350           $16,687.50
11/14/2005        2,500             $13.054           $32,635.00
11/15/2005        1,125             $12.710           $14,298.75
11/16/2005        1,875             $12.862           $24,116.25
11/17/2005        19                $12.950           $246.05
11/17/2005        1,250             $12.968           $16,210.00

----------

Shares purchased by D.B. Zwirn Special Opportunities Fund, Ltd.

               Number of
Date            Shares          Price Per Share         Cost(*)
----           ---------        ---------------      -------------
9/27/2005         3,750             $13.815           $51,806.25
9/28/2005         1,875             $13.828           $25,927.50
9/29/2005         1,875             $14.067           $26,375.63
10/4/2005         3,375             $13.794           $46,554.75
10/5/2005         12,412            $13.310           $165,203.72
10/6/2005         1,087             $13.153           $14,297.31
10/12/2005        2,048             $13.141           $26,912.77
10/13/2005        1,874             $13.113           $24,573.76
10/17/2005        2,114             $13.041           $27,568.67
10/18/2005        5,601             $13.200           $73,933.20
10/18/2005        97                $13.079           $1,268.66
10/19/2005        1,949             $12.905           $25,151.85
10/20/2005        17,232            $13.129           $226,238.93
10/21/2005        15,000            $13.142           $197,130.00
10/24/2005        7,185             $13.366           $96,034.71
10/25/2005        23,247            $13.500           $313,834.50
10/26/2005        3,314             $13.755           $45,584.07
10/27/2005        7,500             $13.549           $101,617.50
10/28/2005        2,258             $13.191           $29,785.28
11/4/2005         3,052             $13.311           $40,625.17
11/7/2005         750               $13.127           $9,845.25
11/8/2005         8,392             $12.975           $108,886.20
11/10/2005        3,750             $12.850           $48,187.50
11/10/2005        1,958             $12.855           $25,170.09
11/11/2005        7,500             $13.350           $100,125.00
11/11/2005        50,474            $13.343           $673,474.58
11/14/2005        15,000            $13.054           $195,810.00
11/15/2005        6,750             $12.710           $85,792.50
11/16/2005        11,250            $12.862           $144,697.50
11/17/2005        112               $12.950           $1,450.40
11/17/2005        7,500             $12.968           $97,260.00

----------

Shares purchased by D.B. Zwirn Special Opportunities Fund (TE), L.P.

               Number of
Date            Shares           Price Per Share             Cost(*)
----           ---------         ---------------           ------------
9/27/2005         625               $13.815                 $8,634.38
9/28/2005         312               $13.828                 $4,314.34
9/29/2005         313               $14.067                 $4,402.97
10/4/2005         563               $13.794                 $7,766.02
10/5/2005         2,069             $13.310                 $27,538.39
10/6/2005         181               $13.153                 $2,380.69
10/12/2005        341               $13.141                 $4,481.08
10/13/2005        313               $13.113                 $4,104.37
10/17/2005        353               $13.041                 $4,603.47
10/18/2005        936               $13.200                 $12,355.20
10/18/2005        18                $13.079                 $235.42

10/19/2005        327               $12.905                 $4,219.94
10/20/2005        2,878             $13.129                 $37,785.26
10/21/2005        2,500             $13.142                 $32,855.00
10/24/2005        1,197             $13.366                 $15,999.10
10/25/2005        3,880             $13.500                 $52,380.00
10/26/2005        554               $13.755                 $7,620.27
10/27/2005        1,250             $13.549                 $16,936.25
10/28/2005        376               $13.191                 $4,959.82
11/4/2005         509               $13.311                 $6,775.30
11/7/2005         125               $13.127                 $1,640.88
11/8/2005         1,399             $12.975                 $18,152.03
11/10/2005        625               $12.850                 $8,031.25
11/10/2005        326               $12.855                 $4,190.73
11/11/2005        1,250             $13.350                 $16,687.50
11/11/2005        8,413             $13.343                 $112,254.66
11/14/2005        2,500             $13.054                 $32,635.00
11/15/2005        1,125             $12.710                 $14,298.75
11/16/2005        1,875             $12.862                 $24,116.25
11/17/2005        19                $12.950                 $246.05
11/17/2005        1,250             $12.968                 $16,210.00

----------

(*)    Excludes commissions and other execution-related costs.

EXHIBIT 99.1


                            Agreement of Joint Filing

      Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13D (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.


      IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated:  November 21, 2005


                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors, LLC,
                                           its general partner

                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member

                                       BARINGTON COMPANIES INVESTORS, LLC

                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member

                                       /s/ James A. Mitarotonda
                                       -----------------------------------------
                                       James A. Mitarotonda

                                       BARINGTON COMPANIES OFFSHORE FUND, LTD.
                                       (BVI)

                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President

                                       BARINGTON INVESTMENTS, L.P.
                                       By: Barington Companies Advisors, LLC,
                                           its general partner

                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory


                                       BARINGTON COMPANIES ADVISORS, LLC


                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory


                                       BARINGTON CAPITAL GROUP, L.P.
                                       By:  LNA Capital Corp., its general
                                            partner

                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       LNA CAPITAL CORP.

                                       By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member

                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       STARBOARD VALUE AND OPPORTUNITY MASTER
                                       FUND LTD.

                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory

                                       RCG CARPATHIA MASTER FUND, LTD.

                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       ADMIRAL ADVISORS, LLC
                                       By:  Ramius Capital Group, LLC, its
                                            sole member

                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       RAMIUS CAPITAL GROUP, LLC
                                       By:  C4S & Co., LLC, its Managing Member

                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member


                                       C4S & CO., LLC

                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member

                                       /s/ Jeffrey M. Solomon
                                       -----------------------------------------
                                       Jeffrey M. Solomon, individually and as
                                       attorney-in-fact for Peter A. Cohen,
                                       Morgan B. Stark, and Thomas W. Strauss


                                       RJG CAPITAL PARTNERS, L.P.

                                       By: RJG Capital Management, LLC, its
                                           general partner

                                       By: /s/ Ronald J. Gross
                                          --------------------------------------
                                       Name:  Ronald J. Gross
                                       Title: Managing Member

                                       RJG CAPITAL MANAGEMENT, LLC

                                       By: /s/ Ronald J. Gross
                                          -------------------------------------
                                       Name:  Ronald J. Gross
                                       Title: Managing Member

                                       /s/ Ronald J. Gross
                                       ----------------------------------------
                                       Ronald J. Gross


                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                       L.P.
                                       By: D.B. ZWIRN PARTNERS, LLC, its general
                                           partner
                                       By: ZWIRN HOLDINGS, LLC, its managing
                                           member

                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND
                                       (TE), L.P.
                                       By: D.B. ZWIRN PARTNERS, LLC, its general
                                           partner
                                       By: ZWIRN HOLDINGS, LLC, its managing
                                           member

                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                       LTD.
                                       By:  D.B. Zwirn & Co., L.P., its manager
                                       By:  DBZ GP, LLC, its general partner
                                       By:  Zwirn Holdings, LLC, its managing
                                            member

                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       HCM/Z SPECIAL OPPORTUNITIES LLC
                                       By:  D.B. Zwirn & Co., L.P., its manager
                                          By:  DBZ GP, LLC, its general partner
                                          By:  Zwirn Holdings, LLC, its managing
                                          member

                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       D.B. ZWIRN & CO., L.P.
                                       By:  DBZ GP, LLC, its general partner
                                       By:  Zwirn Holdings, LLC, its managing
                                             member

                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       DBZ GP, LLC
                                       By:  Zwirn Holdings, LLC, its managing
                                             member

                                       By: /s/ Daniel B. Zwirn
                                          --------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       ZWIRN HOLDINGS, LLC

                                       By: /s/ Daniel B. Zwirn
                                          -------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       /s/ Daniel B. Zwirn
                                       ----------------------------------------
                                           Daniel B. Zwirn

                                                                    EXHIBIT 99.2


                                POWER OF ATTORNEY


      The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, his true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto and any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by Ramius Capital Group, LLC or any of its affiliates, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or Schedule 13Gs unless revoked earlier in writing.

Date: March 11, 2005


                                       /s/ Peter A. Cohen
                                       ---------------------------------------
                                       Peter A. Cohen



                                       /s/ Morgan B. Stark
                                       ---------------------------------------
                                       Morgan B. Stark



                                       /s/ Jeffrey M. Solomon
                                       ---------------------------------------
                                       Jeffrey M. Solomon



                                       /s/ Thomas W. Strauss
                                       ---------------------------------------
                                       Thomas W. Strauss